June 20, 2012

CytoSorbents Announces Departure of CFO David Lamadrid

MONMOUTH JUNCTION, NJ--(Marketwire 06/20/12) - CytoSorbents Corporation (OTCBB: CTSO.OB), a critical care-focused company using blood purification to modulate the immune system and prevent or treat organ failure caused by life-threatening illnesses, today announced the pending departure of David Lamadrid, Chief Financial Officer, effective July 11, 2012 following over 12 years of service to the Company due to personal reasons.

Al Kraus, Chairman of the Board stated, “David has been a valued part of the management team during both my 6 year tenure as CEO and beyond. He has been an important part of our success growing the company from an early start-up phase, taking the company public through our merger transaction, to recording our first initial revenue. On behalf of CytoSorbents’ Board of Directors and the management team, we would like to thank David for his many contributions to CytoSorbents. We appreciate the years of hard work, integrity, and dedication to the Company and wish him continued success in his future endeavors.”

Dr. Phillip Chan, Chief Executive Officer, commented, “Having worked with David for the past three and a half years, he has been a significant voice in key decisions of the Company at both the Board and Management levels and has done an excellent job in managing our finances and maintaining SEC compliance. I have valued his strategic thinking, attention to detail, professionalism, and broad skill set in finance and business. As we move forward, I thank him for his years of service and long-term commitment to the Company and wish him well in the future.”

Mr. Lamadrid stated, “It has been a privilege working alongside a highly experienced and dedicated team of individuals to help build this company from its early stages and see this important technology all the way through its development to being a commercial product on the market. The fact that the Company has been able to achieve its major accomplishments over the years in both good and challenging times, I believe speaks to the tremendous potential of the technology and the strong dedication of our core team of professionals that have strived over the years to make this a reality. I am confident of the team’s continued pioneering leadership in the industry, prospects for even greater success in the future, and the incredible importance of the technology’s potential to help treat patients.”

Mr. Lamadrid started consulting with the Company’s founders in 1999, joined full time as VP of Finance in 2000, and has been the Company’s CFO since 2002. Upon his departure the Company is appointing Ron Berger, its current Controller, as interim CFO. Over more than 30 years, Mr. Berger has performed many roles in accounting and finance, including serving as Vice President of Finance and Administration of Quick Chek Corporation and Controller of Singer Supermarkets, a member of ShopRite Supermarkets. He is a certified public accountant experienced in treasury, finance and taxes. Mr. Berger has been working as Controller with Mr. Lamadrid for the past eight years and has extensive experience in the public administration of the Company.

About CytoSorbents, CytoSorb®, and HemoDefend

CytoSorbents Corporation is a critical care focused therapeutic device company using blood purification to modulate the immune system and fight multi-organ failure in life-threatening illnesses. Its purification technology is based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and adsorption. In March 2011, CytoSorb®, the Company's flagship product, achieved European regulatory approval as an extracorporeal cytokine filter, and can now be sold throughout the European Union (E.U.) under the CE Mark to be used in clinical situations where cytokines are elevated. The goal of CytoSorb® is to modulate the immune system by removing excessive cytokines, often called "cytokine storm," in critically-ill patients that can lead to deadly inflammation, multiple organ failure, immune dysfunction, and often death in common illnesses such as sepsis, trauma, burn injury, acute respiratory distress syndrome, and pancreatitis. CytoSorb® has demonstrated statistically significant reductions in mortality in septic patients at high risk of death and is now available for sale in Germany for the treatment of critical care illnesses under a controlled market release, with a planned broad product launch in Germany starting in the first half of 2012 and availability in other E.U. countries, assuming adequate and timely funding, and continued positive results from our clinical studies. HemoDefend is a development-stage blood purification technology platform for the blood transfusion industry intended to reduce transfusion reactions and safeguard the quality and safety of blood products. The HemoDefend technology utilizes the Company's polymer bead technology to remove many substances, such as antibodies, free hemoglobin and inflammatory mediators that can cause potentially serious and sometimes fatal transfusion reactions. CytoSorb® and HemoDefend are just two of a number of different polymers the Company has designed for various medical applications, including improved dialysis, reduction of post-surgical complications, the potential treatment of inflammatory and autoimmune disorders, rhabdomyolysis in trauma, drug detoxification, and others. Additional information is available for download on the Company's website: www.cytosorbents.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. CytoSorbents Corporation and CytoSorbents, Inc believe that its primary risk factors include, but are not limited to: obtaining government approvals including required FDA and additional CE Mark approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of pending and potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate and timely financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-K filed with the SEC on March 30, 2012, which is available at http://www.sec.gov.

MARS™ is a trademark by Gambro Lundia AB, Gambro AB and Gambro Hospal (Schweiz) AG. PiCCO® is a registered trademark of Pulsion Medical Systems AG.

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Contact:
CytoSorbents Corporation
Dr. Phillip Chan

Chief Executive Officer
(732) 329-8885 ext. *823
pchan@cytosorbents.com